Exhibit 99.1

NEWS RELEASE
CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852

FUEL SYSTEMS SOLUTIONS GUIDANCE FOR FISCAL 2007

—Expected Revenues Will Reach Approximately $250 Million for 2007—

SANTA ANA, CA – August 8, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) announced that, based on current projections for the year ending December 31, 2007, the company estimates annual revenues of approximately $250 million, gross margins for the year of approximately 25% to 27% and operating margins for the year of approximately 10% (excluding the impact of any costs or adjustments associated the company’s pending review of its historical stock option grants). Due to the company’s pending review of its historical stock option grants, it will not be providing any additional estimated future financial information, including net income, gross profit or earnings per share information. The company cautions investors that its costs from operations, unrelated to its stock option review, could be significant and that investors should not be making any assumptions regarding net income, gross profit or earnings per share information or other financial information for these periods based on prior trends or based on the projected financial information provided above. Moreover, the company may be obligated to recognize compensation expense for 2007 (or other historical or future periods) as a result of its review of its historical stock option grants. Any compensation expense for 2007 resulting from the review of its historical stock option grants has not been factored into any of these projections, and such expense amounts could be material. In addition, the Securities and Exchange Commission could impose penalties on the company resulting from its historical stock option grant practices and/or the company could incur additional costs and expenses if any lawsuits were to be filed relating to its historical stock option grant practices, and no such penalties, costs or expenses have been included in calculating the financial projections cited above.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced

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Fuel Systems Solutions

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products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

Most matters discussed in this press release, including estimates of 2007 revenue, gross margins and operating margin, are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause or contribute to such differences between our expected future results and actual results include, but are not limited to, prevailing market and global economic conditions; changes in environmental regulations that impact the demand for the company’s products; the company’s ability to manage its leverage and address operating covenant restrictions relating to its indebtedness; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the Company’s development programs with OEMs, the results of the company’s currently pending historical stock option review and risks associated with any adverse regulatory action or litigation arising from the company’s historical stock option grant practices. Readers also should consider the risk factors set forth in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” section of the Company’s Annual Report on Form 10-K, for the year ended December 31, 2005. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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